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[LOGO OF CENTOCOR APPEARS HERE]                      NEWS RELEASE

________________________________________________________________________________
                               December 22, 1994
                               Immediately
                               (317) 276-3655 Edward A. West(Lilly)
                               (610) 889-4459 Tim Cost (Centocor)
                               (610) 651-6122 Beth Field Wallace (Centocor)


         CENTOCOR ANNOUNCES THE CLEARANCE TO MARKET REOPRO IN THE U.S.

(Leiden, The Netherlands) -- Centocor B.V., a wholly owned subsidiary of Centocor, Inc., announced today that the U.S. Food and Drug Administration (FDA) has granted a license for the product ReoPro(TM) (Abciximab). ReoPro is indicated for the reduction of acute cardiac complications in patients undergoing angioplasty procedures who are high risk for abrupt artery closure. It will be marketed and distributed in the U.S. by Eli Lilly and Company. ReoPro is the first monoclonal antibody that inhibits platelet aggregation and will be available to the market in February 1995.

In addition, the Committee for Proprietary Medicinal Products (CPMP) of the European Union (EU) has also issued a positive opinion regarding the granting of marketing authorization in 11 of the 12 member states for ReoPro. Belgium, the only dissenting country in the EU, will require additional clinical trial results. The issuance of national licenses and approvals for pricing and reimbursement applications is still pending.

ReoPro is a monoclonal antibody that has been found to reduce the incidence of blood-clot-related complications associated with high-risk coronary angioplasty. RepPro works by binding to a specific receptor on platelets, thereby inhibiting their aggregation. It is through this action that ReoPro reduces the development of blood clots in the treated coronary artery. Coronary-artery blood clots can lead to ischemic complications such as heart attacks, death, emergency repeat angioplasty, or bypass surgery.

The results of clinical trials involving more that 2,000 high-risk patients undergoing angioplasty indicate that ReoPro administered in addition to standard therapy reduced acute ischemic complications associated with the procedure. The lower incidence of complications using ReoPro was sustained at the six month follow-up. While bleeding is a complication of angioplasty procedures, use of ReoPro was associated with a significant increase in the incidence of major bleeding.







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More than 400,000 angioplasty procedures will be performed in the U.S. in 1994, and this figure is estimated to grow approximately 10 percent each year through 1997. Nearly 30 percent of all angioplasties may be performed in patients who are at high risk for ischemic complications.

Developed by Centocor, Inc., ReoPro (Abciximab) is the company's first therapeutic agent to enter the U.S. marketplace. With their expertise in monoclonal antibody technology, Centocor, Inc., will continue to investigate additional indications for ReoPro. ReoPro is manufactured by Centocor B.V. in Leiden, The Netherlands. Eli Lilly and Company will market, sell, and distribute the product.

"The clearance to market ReoPro represents a breakthrough for Centocor and cardiovascular medicine," said David P. Holveck, president and chief executive officer of Centocor, Inc. "We have reached the significant milestone of bringing our first pharmaceutical product to market in collaboration with Lilly. Equally important, we believe that ReoPro meets a critical medical need for certain patients with heart disease." Holveck also noted that the review of ReoPro by the FDA took only one year from the application's submission on December 15 of last year.

"The therapeutic class of cardiovascular disease is the largest category in the global market for pharmaceutical products. The introduction of ReoPro reinforces our commitment to strengthening Lilly's presence in cardiovascular research, and it emphasizes the importance of the collaborative alliances we have developed with our biotechnology company partners," said Randall L. Tobias, Lilly chairman and chief executive officer.

Centocor develops, manufactures, and markets diagnostic and therapeutic products for human health care. The company's products are based on monoclonal antibody and peptide technology and are primarily intended for use in the management of patients with infectious, cardiovascular, and autoimmune diseases and cancer.

Lilly is a global research-based pharmaceutical corporation headquartered in Indianapolis, Indiana, that is working with its customers worldwide to help ensure that diseases are prevented, managed, and cured with maximum benefit and minimum cost to patients and society.

________________________
ReoPro(TM), Lilly
Full prescribing information is available on request.

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